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PROSPECTUS

                            UNIONBANCAL CORPORATION
                                  COMMON STOCK

                                     [LOGO]

                             DIVIDEND REINVESTMENT
                                      AND
                              STOCK PURCHASE PLAN
                                   ----------

    The UnionBanCal Corporation Dividend Reinvestment and Stock Purchase Plan (the "Plan") provides holders of record of our common stock a simple and convenient way to:

    - invest their cash dividends received on shares of our common stock in additional shares of our common stock at 95% of the market price; and

    - make other voluntary additional cash investments in shares of our common stock at 100% of the market price.

    If you are already enrolled in the Plan, you will automatically remain enrolled unless you notify us that you wish to withdraw from participation. If you own shares registered in your name or held through your broker and have not enrolled and want to do so, simply complete the enclosed Enrollment Card and return it to us in the envelope provided.

    This Prospectus relates to 600,000 shares of our common stock registered for sale under the Plan. Our common stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "UB". You should keep this Prospectus for future reference.

    Our principal executive offices are located at 350 California Street, San Francisco, California, 94104, and our telephone number is (415) 765-2969.

    PLEASE REVIEW THE RISK FACTORS THAT WE HAVE DISCLOSED IN OUR PUBLIC FILINGS UNDER THE SECURITIES EXCHANGE ACT OF 1934.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

                  THE DATE OF THIS PROSPECTUS IS JULY 30, 1999

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                               TABLE OF CONTENTS

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                                                                            PAGE
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Risk Factors..............................................................    1
Special Note Regarding Forward-Looking Statements.........................    1
Description of the Plan...................................................    1
Use of Proceeds...........................................................    9
Plan of Distribution......................................................    9
Legal Matters.............................................................   10
Experts...................................................................   10
Where You Can Find More Information.......................................   10

                                  RISK FACTORS

    Prospective investors should carefully consider, among other factors, the risk factors that we have disclosed in our public filings with the SEC.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This Prospectus and the information incorporated by reference herein includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In addition, some of the forward-looking statements can be identified by the use of forward-looking words, such as "believes," "expects," "may," "will," " should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates," or the negative of those words or other comparable terminology. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Some factors include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which we conduct our operations. For a discussions of factors that could cause actual results to differ, please see the discussion under "Risk Factors" contained in this Prospectus and in other information contained in our publicly available SEC filings.

                            DESCRIPTION OF THE PLAN

    The following is a question and answer statement of the provisions of our Dividend Reinvestment and Stock Purchase Plan.

PURPOSE

1. WHAT IS THE PURPOSE OF THE PLAN?

    The purpose of the Plan is to provide holders of record of our common stock with a simple, convenient and inexpensive way to automatically invest their cash dividends in additional shares of our common stock as well as make additional voluntary cash investments in shares of our common stock.

    To the extent that a participant purchases shares of our common stock directly from us, we will receive funds needed for the continued expansion of our business.

ADVANTAGES AND DISADVANTAGES

2A. WHAT ARE SOME OF THE ADVANTAGES OF THE PLAN?

    - No Brokerage Fees on Purchases--there are no brokerage fees, commissions or service charges on shares of our common stock purchased through the Plan, either with reinvested dividends or with voluntary cash investments.

    - Optional No Cost Additional Cash Investment--shareholders already reinvesting dividends under the Plan may acquire additional shares of our common stock through the Plan, with no brokerage or other fees, by making voluntary cash investments at any time in a minimum amount of $25 up to a maximum of $3,000 per quarter so long as they continue to reinvest dividends on at least one share of our common stock.

    - Discounted Price on Reinvestment of Dividends--the price you pay for shares of our common stock purchased with reinvested dividends will be at 95% of the prevailing market price.

    - Automatic Dividend Deposits--the automatic reinvestment of cash dividends you

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      receive can help you add to your investment over time in a systematic fashion.

    - Your Dollars Are Reinvested In Full--you can purchase fractional shares of our common stock under the Plan. This allows you to fully reinvest your cash distributions. Distributions will be paid on the fractional shares, which too can be reinvested.

    - Your Shares Will Be Held In Safekeeping--certificates for the shares credited to your account under the Plan receive safekeeping by Harris Trust Company of California at no cost to you.

    - Regular Recordkeeping Is Provided--regular statements of account will be mailed to you after each investment to provide simplified recordkeeping.

2B. WHAT ARE SOME OF THE DISADVANTAGES?

    - You Will Not Earn Interest On Money Held For Investment--neither we nor Harris Trust Company of California will pay any interest on money held on behalf of a participant pending reinvestment.

    - You Do Not Choose The Timing Of Your Investment--Harris Trust Company of California, as Agent, will determine when to apply your money to an investment in additional shares of our common stock.

    - You Bear The Risk On Your Purchases-- you bear the risk of loss and the benefits of gain from market price changes for all of the shares of our common stock you own. NEITHER WE NOR HARRIS TRUST COMPANY OF CALIFORNIA GUARANTEES THAT SHARES OF OUR COMMON STOCK THAT YOU PURCHASE UNDER THE PLAN WILL, AT ANY PARTICULAR TIME, BE WORTH MORE OR LESS THAN THE PRICE YOU PAID.

    - You Will Be Treated As Having Received A Taxable Dividend On A Dividend Payment Date--you will generally be treated as having received a taxable dividend on the dividend payment date in an amount equal to the value of the shares of our common stock you purchased on that date with the dividends that you received (plus any cash dividend that you received), plus any brokerage commissions paid by us on your behalf to acquire shares in the open market. This dividend will generally give rise to a tax liability, notwithstanding the fact that you received shares of our common stock in lieu of cash. Please see Question 28 and the response thereto for more information.

ADMINISTRATION

3. WHO ADMINISTERS THE PLAN FOR PARTICIPANTS?

    Harris Trust Company of California:

    - acts as the "Agent" for the participating shareholders;

    - purchases shares in the open market;

    - keeps records;

    - sends statements of account to participants; and

    - performs other duties relating to the Plan.

PARTICIPATION

4. WHO IS ELIGIBLE TO PARTICIPATE?

    All holders of record of shares of our common stock are eligible to participate in the Plan. If shares of our common stock are currently registered in your own name, you may participate directly in the Plan. A beneficial owner whose shares are registered in the name of a nominee must either:

    - become a holder of record by having those shares transferred to the beneficial owner's name; or

    - make arrangements with the nominee to participate on the beneficial owner's behalf.

Some nominees may not provide the latter service.

5. HOW DOES AN ELIGIBLE SHAREHOLDER PARTICIPATE?

    To participate, an eligible shareholder must complete a special authorization form provided by us or by Harris Trust Company of California

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and mail it to Harris Trust Company of California at 601 South Figueroa Street,
Suite 4900, Los Angeles, California, 90017, (213) 239-0671, or to any other address of which the participant may be notified. A participant may receive forms from time to time by mail or may request forms directly from Harris Trust Company of California at the address or telephone number shown above.

6. WHEN MAY AN ELIGIBLE SHAREHOLDER JOIN THE PLAN?

    Eligible shareholders may join the Plan at any time. If Harris Trust Company of California receives the authorization form on or before the record date for payment of the next dividend (approximately 25 days in advance of the payment date), that dividend will be invested in additional shares of our common stock for the participant's Plan account. If Harris Trust Company of California receives the authorization form in the period between any dividend record date and payment date, the dividend will be paid in cash, and the participant's initial dividend reinvestment will be delayed until the next dividend.

    Voluntary cash investments may be made at any time after the participant's first dividend reinvestment has occurred.

7. WHAT DOES THE AUTHORIZATION FORM PROVIDE?

    The authorization form:

    - directs us to pay to Harris Trust Company of California, as Agent, all or part of the quarterly cash dividends on shares registered in the participant's name and on all shares held in the participant's Plan account;

    - appoints Harris Trust Company of California as agent for the participating shareholder; and

    - directs Harris Trust Company of California to apply the designated dividend amount to the purchase of additional shares.

    Subject to the following paragraph, a participant can choose either of the following methods for reinvestment of dividends:

    - reinvest dividends on all shares of our common stock held by the participant;

    - reinvest dividends on less than all shares of our common stock held by the participant, in which case, the participant will continue to receive cash dividends on the other shares as declared.

    In either case, participants may also make voluntary cash investments through Harris Trust Company of California in any amount from $25 up to $3,000 per quarter. A shareholder may not elect to make only voluntary cash investments under the Plan. Rather, a shareholder must also reinvest dividends on at least one share of our common stock registered in that shareholder's name.

    Cash dividends on shares credited to a participant's account under the Plan automatically will be reinvested in additional shares of our common stock.

8. HOW MAY A PARTICIPANT CHANGE OPTIONS UNDER THE PLAN?

    A participant may change investment options at any time by signing a new authorization form and returning it to Harris Trust Company of California. Any change with respect to the reinvestment of dividends must be received by Harris Trust Company of California before the record date of the dividend for which the participant wishes the change to be effective.

COSTS

9. ARE THERE ANY EXPENSES TO PARTICIPANTS IN CONNECTION WITH PURCHASES UNDER THE PLAN?

    Costs borne by participants include:

    - a charge of $2.50 for each withdrawal of full-share certificates from continuing Plan accounts; and

    - a charge of $2.50 for any transfer of directly-held shares to a Plan account.

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PURCHASES

10. WHAT IS THE SOURCE OF THE SHARES OF COMMON STOCK PURCHASED UNDER THE PLAN?

    Shares purchased under the Plan will be either:

    - newly issued shares;

    - shares purchased on the open market; or

    - a combination of both.

    We will advise Harris Trust Company of California, before each record date, whether it should purchase shares of our common stock directly from us or in the open market for the related dividend. If we authorize open market purchases, Harris Trust Company of California will make the purchases at such times, in such amounts, and at such prices as it deems appropriate.

    If, on the applicable dividend payment date, Harris Trust Company of California has not purchased enough shares to reinvest all dividends and to invest all voluntary cash payments, we will issue new shares as needed.

11. WHAT WILL BE THE PRICE OF SHARES OF COMMON STOCK PURCHASED UNDER THE PLAN?

    The price of shares of our common stock purchased directly from us using:

    - reinvested cash dividends will be 95% of the average of the daily high and low prices of our common stock on the NYSE for the period of five trading days ending on the applicable dividend payment date (or the period of five trading days immediately preceding the applicable dividend payment date if securities markets are closed on the applicable dividend payment date); and

    - voluntary cash payments will be 100% of the averages described above.

    If there have been no trades of our common stock on any one or more of the five trading days used in calculating the average, then the divisor will be adjusted to reflect the number of days on which trades were made. If there have been no trades of our common stock on the NYSE during each of the five trading days used in calculating the average, then the price will be 95% of the average of the high bid and the low ask prices of our common stock on the NYSE during the five trading days or such lesser number of days if there is no bid or ask price during any of such days. If there has been no bid or no ask price during each of the five trading days, then the price will be 95% of the fair market value of our common stock as determined by us, in our sole and absolute discretion.

    The price of shares of our common stock purchased in the open market using:

    - reinvested cash dividends will be 95% of the weighted average purchase price of those shares purchased with respect to a given dividend payment; and

    - voluntary cash payments will be 100% of the weighted average purchase price of those shares purchased with respect to a given dividend payment.

    BECAUSE HARRIS TRUST COMPANY OF CALIFORNIA MAY PURCHASE SHARES IN THE OPEN MARKET AT ANY TIME BETWEEN THE RECORD DATE AND THE DIVIDEND PAYMENT DATE, THE WEIGHTED AVERAGE PRICE COULD BE HIGHER OR LOWER THAN YOUR COST (OR YOUR "BASIS") FOR TAX PURPOSES. FOR FURTHER INFORMATION, PLEASE SEE QUESTION 28 AND THE RESPONSE THERETO RELATING TO TAX CONSEQUENCE OF PARTICIPATING IN THE PLAN.

12. HOW MUCH COMMON STOCK WILL BE PURCHASED FOR PARTICIPANTS?

    The entire dividend amount designated for reinvestment by each participating shareholder will be used to purchase as many full and fractional shares (calculated to four decimal places) as can be purchased at the applicable purchase price.

    If dividends payable to participants are subject to income tax withholding, only the amount of dividends remaining after the required withholding will be reinvested in additional shares.

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13. WHEN WILL FUNDS BE INVESTED?

    On or before each dividend payment date, we will pay to Harris Trust Company of California sums representing the aggregate dividend amount designated for dividend reinvestment, and participants desiring to do so should send Harris Trust Company of California voluntary cash investments.

    If we have instructed Harris Trust Company of California to make open market purchases, it will do so at such time following the record date and before the dividend payment date as it deems appropriate. If Harris Trust Company of California purchases newly issued shares directly from us, it will do so on the dividend payment date (or on the preceding business day if the dividend payment date falls on a Saturday, Sunday or bank holiday).

    Notwithstanding the foregoing investment schedule, shares purchased under the Plan may, for administrative purposes, be issued on or as of a date up to one week after the applicable dividend payment date.

14. WHAT ARE THE LIMITATIONS ON VOLUNTARY CASH INVESTMENTS?

    After your first reinvestment of dividends, you may make voluntary cash investments by sending cash payments to Harris Trust Company of California in a minimum amount of $25 per payment or in whole dollar increments up to a maximum of $3,000 per quarter. Any amount received of less than $25 per payment or in excess of $3,000 per quarter promptly will be returned to you.

    The entire amount of such payments will be invested in full and fractional shares (calculated to four decimal places).

    You may have any voluntary cash payment returned to you upon your written request to Harris Trust Company of California so long as the request is received by them at least 48 hours before the investment is to be made.

    Checks and other drafts must clear before the applicable dividend payment date for the funds to be available for investment.

REPORTS TO PARTICIPANTS

15. HOW WILL PARTICIPANTS BE ADVISED OF THEIR PURCHASE OF SHARES OF COMMON
STOCK?

    Approximately two weeks after each dividend payment date, Harris Trust Company of California will mail participants a statement setting forth their investment particulars. These statements are your continuing record of cost information, and you should retain them for tax purposes.

16. WHAT OTHER COMMUNICATIONS WILL A PARTICIPANT RECEIVE?

    Each participant will receive copies of our quarterly and annual reports, proxy statements and tax notices covering both directly-held shares and shares held in the participant's Plan account.

DIVIDENDS

17. WILL PARTICIPANTS BE CREDITED WITH DIVIDENDS ON SHARES HELD IN THEIR ACCOUNTS UNDER THE PLAN?

    Yes. We pay dividends, as declared, to record holders of our common stock. Harris Trust Company of California, or its nominee, will receive dividends for all Plan shares held of record by it on behalf of participants. Harris Trust Company of California will credit dividends to participants on the basis of full and fractional shares held in their Plan accounts and will reinvest those dividends in additional shares (calculated to the fourth decimal point).

CERTIFICATES FOR SHARES

18. ARE CERTIFICATES ISSUED FOR SHARES OF COMMON STOCK PURCHASED?

    We will issue certificates to Harris Trust Company of California to hold on behalf of participants' accounts. This provides protection against loss, theft or inadvertent destruction of stock certificates and facilitates the ownership of fractional shares by participants.

    We will not issue certificates directly to you for shares of our common stock held in your Plan account unless you make a written request to Harris Trust Company of California or your Plan account is terminated. You may make a written request for certificates to Harris Trust

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Company of California at any time for any full shares credited to your Plan account. You will be charged $2.50 for each withdrawal of full-share certificates.

    We will not issue certificates for fractions of shares under any circumstances.

    You may not pledge shares of our common stock credited to your Plan account. A participant who wishes to pledge such shares must request that certificates for such shares be issued in the participant's name.

19. WHAT HAPPENS TO FRACTIONAL SHARES WHEN THE PLAN IS TERMINATED OR WHEN PARTICIPANTS REQUEST CERTIFICATES FOR WHOLE SHARES BUT WISH TO EITHER REMAIN IN THE PLAN OR TO TERMINATE THEIR ACCOUNTS UNDER THE PLAN?

    As long as you remain in the Plan and you own, either directly or under a Plan account, one full share, any fractional share balance will continue to be maintained in your Plan account.

    When your Plan account is terminated or if we terminate the Plan, you will receive a cash payment representing the value of the fractional shares in your Plan account. Harris Trust Company of California will determine the amount of the cash payment based on the average of the high and low prices of our common stock on the NYSE on the date of termination.

    If there have been no trades of our common stock on the NYSE on the date of termination, then the cash payment will be based on the last sale price of our common stock immediately preceding the date of termination.

20. IN WHOSE NAME WILL CERTIFICATES FOR WHOLE SHARES BE ISSUED?

    Each account in the Plan will be maintained in the same name as is maintained in our shareholder records at the time a participant entered the Plan. Consequently, we will issue certificates for full shares in those names.

    Upon written request, we can issue certificates in a name other than that of the participant, subject to compliance with any applicable laws and the payment by the participant of any applicable taxes.

TERMINATION OF PARTICIPANT'S ACCOUNT

21. WHEN AND HOW CAN PARTICIPANTS TERMINATE THEIR PLAN ACCOUNTS?

    Participants can terminate their Plan accounts at any time by written notice to the address of Harris Trust Company of California as indicated in the response to Question 5, or such other address of which the participant may be notified. Generally, termination takes effect as soon as practicable after the notice is received by Harris Trust Company of California. If, however, the notice is received less than 5 days prior to a dividend record date or between the record date and the dividend payment date, the termination will be effective as soon as practicable after the dividend payment date.

    Upon termination, participants will receive:

    - cash for any fractional shares held in their Plan accounts; and

    - certificates for all full shares held in their Plan accounts.

    Whenever a participant no longer owns shares directly and owns less than one full share under the Plan, Harris Trust Company of California is authorized to terminate the participant's Plan account and send the participant a cash payment, as outlined in the response to Question 19, for any fractional share.

22. WHEN MAY A SHAREHOLDER REJOIN THE PLAN?

    Generally, an eligible shareholder may again become a participant under the Plan at any time. However, we reserve the right to reject any authorization form from a previous participant on the grounds of excessive joining and termination. This reservation is intended to minimize unnecessary administrative expense and to encourage use of the Plan as a long-term shareholder investment service.

OTHER INFORMATION

23. IS A PARTICIPANT OBLIGATED TO MAKE VOLUNTARY CASH INVESTMENTS?

    No. While the voluntary cash investment feature offers an opportunity for participants to

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increase their ownership on favorable terms, you are not required to make any cash investments.

24. WHAT IS THE EFFECT ON A PARTICIPANT'S PLAN ACCOUNT IF THE PARTICIPANT TRANSFERS ALL DIRECTLY-HELD SHARES?

    None, so long as there is at least one full share in the participant's Plan account. Dividends on shares in a participant's Plan account and any voluntary cash payments that a participant makes would continue to be invested under the Plan in additional shares of our common stock.

    Participants may elect to transfer all of their directly-held shares to their Plan account for safekeeping, convenience or other purposes. This transfer would be subject to a handling fee of $2.50.

    If a participant decides to dispose of all shares of our common stock, the participant must separately arrange with Harris Trust Company of California to dispose of shares held in the Plan as described in the response to Question 21. The transfer of stock certificates representing directly held shares will have no effect on shares held in a participant's Plan account, except where that Plan account has less than one full share.

25. IF UNIONBANCAL CORPORATION HAS A COMMON STOCK RIGHTS OFFERING, HOW WILL THE RIGHTS ON PLAN SHARES BE HANDLED?

    Warrants representing rights on all Plan shares registered in the name of Harris Trust Company of California, or its nominee, will be issued to Harris Trust Company of California, who will:

    - sell such rights;

    - credit each participant's Plan account in proportion to the full and fractional shares held therein on the record date for such rights; and

    - apply the proceeds on the next dividend payment date to the purchase of additional shares at the average market price of our common stock.

    Participants who wish to exercise stock purchase rights on shares held in their Plan accounts other than as described above must request, prior to the record date for any such rights, that Harris Trust Company of California forward to them certificates for full shares as outlined in response to Question 18.

    Warrants representing rights on shares held directly by participants will be mailed directly to them in the same manner as to shareholders not participating in the Plan.

26. WHAT HAPPENS IF UNIONBANCAL CORPORATION ISSUES A STOCK DIVIDEND OR DECLARES A STOCK SPLIT?

    Any stock dividends or split shares distributed by us on shares held in the Plan will be credited to the participants' Plan account. Stock dividends or split shares distributed on shares held directly by participants will be mailed directly to them in the same manner as to shareholders not participating in the Plan.

27. HOW WILL SHARES HELD IN A PARTICIPANT'S PLAN ACCOUNT BE VOTED AT ANNUAL OR SPECIAL MEETINGS OF SHAREHOLDERS?

    Shares held in a participant's Plan account will be voted as the participant directs. If participants have directly-owned shares registered in their names, they will receive proxy cards covering both their directly-held shares and shares held in their Plan accounts. If participants do not have directly-held shares registered in their names, they will receive proxy cards covering the shares held in their Plan accounts.

    If no instructions are indicated on a participant's properly signed and returned proxy card, all of that participant's shares (those directly-held, if any, and those held in the participant's Plan account) will be voted in the manner stated on the proxy card. If the proxy card is not returned, the participant's shares may be voted only if the participant or a duly appointed representative votes in person at the meeting.

28. WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN?

    A participant in the Plan will be treated for Federal income tax purposes as having received,

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on the dividend payment date, a taxable dividend in an amount equal to:

    - the fair market value on the dividend payment date of the shares purchased with the reinvested dividend (plus any cash dividend received); plus

    - if applicable, any brokerage commissions paid by us on the participant's behalf to acquire the shares on the open market.

    If the fair market value on the dividend payment date is different from the price paid for the shares by the Plan, the difference would increase or decrease the participant's taxable dividends. The tax cost (or the basis) of shares purchased with reinvested dividends will equal the amount of the taxable dividend.

    Brokerage commissions paid by us on a participant's behalf in the investment of voluntary cash payments are also treated as a dividend and increase the participant's basis in the stock for Federal income tax purposes.

    A participant's holding period for shares acquired pursuant to the Plan will begin on the day following the dividend payment date.

    A final statement received from Harris Trust Company of California after the last reinvestment during any calendar year or upon withdrawal from the Plan will include information for the year regarding total dividends paid on Plan shares. Statements will not be sent directly to shareholders participating through a nominee. Thus, beneficial owners must make arrangements with their nominee to receive tax statements. These statements should be retained for tax reporting purposes.

    THE ABOVE DISCUSSION IS BASED ON CURRENT TAX LAW AND MAY CHANGE. ALL PARTICIPANTS ARE URGED TO CONSULT THEIR TAX ADVISERS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES THAT MAY RESULT FROM PARTICIPATION IN THE PLAN AND THE SUBSEQUENT DISPOSAL BY THEM OF SHARES PURCHASED PURSUANT TO THE PLAN.

    THIS SUMMARY CANNOT INCLUDE ALL FACTORS THAT MAY AFFECT THE TAX TREATMENT OF A PARTICIPANT AND DOES NOT ADDRESS AT ALL TAX CONSEQUENCES UNDER STATE AND FOREIGN LAW.

29. HOW ARE INCOME TAX WITHHOLDING PROVISIONS APPLIED TO SHAREHOLDERS?

    In the case of shareholders whose dividends are subject to United States income tax withholding, the amount of the tax to be withheld will be deducted from the amount of the dividends to determine the amount of dividends to be reinvested.

30. MAY THE PLAN BE CHANGED OR DISCONTINUED?

    While we hope to continue the Plan indefinitely, we reserve the right to suspend or terminate the Plan at any time. We also reserve the right to make modifications to the Plan, including the designation of a successor agent under the Plan, provided the successor agent is a bank or trust company organized under the laws of the United States or any state thereof. We may undertake to administer the Plan ourself. Participants will be notified in writing of any such suspension, termination or modification.

31. WHAT IS THE RESPONSIBILITY OF THE AGENT UNDER THE PLAN?

    Harris Trust Company of California:

    - receives the participants' dividends and voluntary cash payments;

    - invests those funds in additional shares;

    - maintains continuing records of each participant's Plan account;

    - holds in its or a nominee's name all shares purchased for participants;
      and

    - advises participants as to all transactions in and the status of their Plan accounts.

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    In the event that we authorize open market purchases of shares of our common stock with respect to a given dividend, Harris Trust Company of California may make purchases of shares at such times, in such amounts, and at such prices as it deems appropriate.

    All notices from Harris Trust Company of California to any participant will be addressed to the participant at the participant's last address of record. The participant should notify Harris Trust Company of California promptly in writing of any change of address.

    In performing its duties under the Plan, Harris Trust Company of California will not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability arising out of failure to terminate a participant's Plan account upon the participant's death prior to receipt of notice in writing of such death.

32. WHO BEARS THE RISK OF MARKET PRICE FLUCTUATIONS IN THE COMMON STOCK?

    A participant's investment in shares held in a Plan account is no different from an investment in directly-held shares with respect to risk of loss. The participant bears the risk of loss and the benefits of gain from market price changes with respect to all shares held by that participant.

    Neither we nor Harris Trust Company of California can guarantee that shares purchased under the Plan will, at any particular time, be worth more or less than their purchase price.

33. HOW IS THE PLAN TO BE INTERPRETED?

    Any question of interpretation arising under the Plan will be finally determined by us.

                                USE OF PROCEEDS

    We have no basis for estimating precisely either:

    - the number of shares of our common stock that ultimately may be sold pursuant to the Plan; or

    - the prices at which the shares will be sold.

    We will only receive proceeds from the sale of our common stock under the Plan through purchases made directly from us. We will not receive any proceeds from purchases in the open market or in negotiated transactions with third parties.

    We propose to use the net proceeds from the sale of shares of our common stock pursuant to the Plan, when and as received, for general corporate purposes, including without limitation, investments in our banking subsidiaries.

                              PLAN OF DISTRIBUTION

    Except to the extent that Harris Trust Company of California purchases shares of our common stock in the open market or in negotiated transactions with third parties, it will purchase shares of our common stock under the Plan directly from us. We will pay all brokerage fees, commission and service charges related to purchases and sales of our common stock under the Plan. For additional information regarding costs of participation under the Plan, please see Question 9 and the answer thereto.

    We may sell shares of our common stock to our shareholders, including brokers or dealers, who, in connection with any resales of such shares, may be deemed to be underwriters. Such shares of our common stock may be resold in market transactions (including coverage of short positions) on any national securities exchange on which the shares trade or in privately negotiated transactions. Our common stock is currently traded on the NYSE.

    The difference between the price such owners pay to us for shares of our common stock acquired under the Plan, after deduction of the applicable discount from the prevailing market price, if any, and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by such owners in connection with such transactions.

    Subject to the availability of shares of our common stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the Plan.

    From time to time, financial intermediaries, including brokers and dealers, may engage in positioning transactions in order to benefit from the discount from the market price of the shares of our common stock acquired through the reinvestment of dividends under the Plan. The Plan is intended for the benefit of investors in us and not for individuals or investors who engage in transactions that may cause aberrations in the price or trading volume of our common stock. We have no arrangements or understandings, formal or informal, with any person relating to the distribution of shares of our common stock to be received pursuant to the Plan.

                                 LEGAL MATTERS

    The legality of the shares of our common stock offered hereby have been passed upon for us by Graham & James LLP, One Maritime Plaza, Suite 300, San Francisco, California 94111-3492.

                                    EXPERTS

    The consolidated financial statements incorporated in this prospectus by reference from Form 10-K of UnionBanCal Corporation dated March 26, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report also incorporated by reference in this prospectus, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file reports, proxy statements, and other information with the SEC. You can read and copy these reports, proxy statements, and other information concerning us at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including ourselves. Our common stock is traded on the NYSE. These reports, proxy statements and other information are also available for inspection at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

    This Prospectus is part of a registration statement that we filed with the SEC. You can obtain the full registration statement from the SEC as indicated above or from us.

    The SEC allows us to "incorporate by reference" the information we file with the SEC. This permits us to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this Prospectus, and any information that we file with the SEC after the date of this Prospectus will automatically be deemed to update and supersede this information. We incorporate by reference the following documents that have been filed with the SEC:

    - Annual Report on Form 10-K for the year ended December 31, 1998;

    - Current Report on Form 8-K filed January 11, 1999 (except for Item 7, "Financial Statements, Pro Forma Financial Information and Exhibits" which have been updated and incorporated by reference in this Prospectus);

    - Current Report on Form 8-K filed February 5, 1999 (except for Item 7, "Financial Statements, Pro Forma Financial Information and Exhibits", which have been updated and incorporated by reference in this Prospectus);

    - Current Report on Form 8-K filed February 19, 1999; and

    - Quarterly Report on Form 10-Q for the period ended March 31, 1999.

    We also incorporate by reference any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we file a post-effective amendment that indicates the termination of the offering of the securities made by this Prospectus.

    We will provide without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this Prospectus. Requests should be directed to Investor Relations, UnionBanCal Corporation, 400 California Street, San Francisco, California 94104 (telephone number 415-765-2969).

    You should rely only on the information we provided or incorporated by reference in this Prospectus. We have not authorized anyone else to provide you with different information. We will not make an offer of our common stock in any state where the offer is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front.

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                            UNIONBANCAL CORPORATION
                                  COMMON STOCK

                                     [LOGO]

                             DIVIDEND REINVESTMENT
                                      AND
                              STOCK PURCHASE PLAN

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                 JULY 30, 1999

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